UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 30, 2010

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 30, 2010, W&T Offshore, Inc. (the “Company”), through its wholly owned subsidiary W&T Energy VI, LLC, completed its previously announced acquisition from TOTAL E&P USA, INC. (“Total”) of all of Total’s interests, including production platforms and facilities, in three federal offshore lease blocks located in the Gulf of Mexico for a purchase price of $150 million, subject to customary closing adjustments, with an effective date of January 1, 2010. The properties acquired are producing interests with future development potential, and include a 100% working interest in Mississippi Canyon block 243 (“Matterhorn”) and a 64% working interest in Viosca Knoll blocks 822 and 823 (“Virgo”). The estimated proved oil and natural gas reserves on the effective date (determined using the unweighted average of first-day-of-the-month commodity prices over the preceding 12-month period) were 11.6 million barrels of oil equivalent, or 69.7 billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids. The reserves acquired were estimated as 64% oil and 36% natural gas.

After adjusting the purchase price for, among other things, net revenue and operating expenses from the effective date to the closing date and a down payment of $7.5 million, the cash paid at closing was $117.5 million. This acquisition was funded from cash on hand.

A copy of the Purchase and Sale Agreement between the Company and Total regarding the acquisition, including a form of Guaranty Agreement by the Company as Exhibit K thereto, is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 2.1	Purchase and Sale Agreement between TOTAL E&P USA, INC. and W&T Offshore, Inc., dated as of April 7, 2010.*

*	Pursuant to the rules of the Commission, the remaining schedules and similar attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: May 3, 2010	By:	/S/ JOHN D. GIBBONS
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer